WRITTEN CONSENT OF SHAREHOLDERS
IN LIEU OF MEETING
(Florida Business Corporation Act Section 607.0704 (1))

OF

PLEASANT KIDS, INC.
A Florida Corporation

The undersigned, being shareholders (the "Shareholders") of Pleasant Kids, Inc., a Florida corporation (the "Corporation"), holding no less than a majority of the outstanding (as defined below) shares of the Corporation, hereby waive all requirements as to notice of meeting and hereby consent and agree to the adoption of the resolutions set forth below in lieu of taking such action at a formal special meeting, pursuant to Section 607.0704(1) of the Florida Business Corporation Act ("FBCA"):

WHEREAS:

A. The Corporation's Shareholders wish to adopt and approve the actions (the "Actions") set forth fully herein as it deems the Actions to be in the best interests of the Corporation on a going-forward basis.

B. This Resolution authorizes the Corporation's Board of Directors to take the following Actions which shall become effective immediately.

IT IS RESOLVED THAT:

1. **REVERSE STOCK SPLIT.**

RESOLVED, that the Corporation is hereby authorized and approves a reverse stock split ("Reverse Split") of the common stock of the Corporation on the basis of 1 share for each 500 shares currently issued and outstanding for all shareholders of record on the close of business on March 25, 2015 (the "Record Date"), with any fractional share that would result from this action being Rounded Up to the next whole share for each shareholder. The Authorized Share amount will not be reduced by the Reverse Split and will remain at 9,500,000,000. The effective date shall be determined by the Financial Industry Regulatory Authority upon approval of the associated documentation.

RESOLVED FURTHER, that Olde Monmouth Stock Transfer Co., Inc., is hereby confirmed as the Corporation's Transfer Agent to act as the Exchange Agent for all shares of Common Stock of the Corporation which presently are, or which may hereafter be, authorized by the Articles of Incorporation, as amended from time to time, of this Corporation or any amendment or amendments thereto, to act in accordance with its general practices and regulations for the transfer and registration of stock and the exchange of shares in accordance with the Reverse Split.

RESOLVED FURTHER, that the Secretary of the Corporation is hereby instructed to forward a copy of this resolution notifying the Transfer Agent of the Reverse Split.

RESOLVED FURTHER, that Olde Monmouth Stock Transfer Co., Inc., the Transfer Agent for the Corporation's common stock, is instructed and authorized to issue and deliver certificates representing the Reverse Split shares.

RESOLVED FURTHER, that, as a result of the aforementioned 1 for 500 reverse stock split, the current 7,321,458,233 issued and outstanding shares of Common Stock shall, on the Record Date, represent 14,642,917 post reverse split shares; any and all fractional shares resulting from the split shall be rounded up to the next whole share.

RESOLVED FURTHER, that facsimile copy of this Resolution signed by any and/or all Directors shall have the same binding and legal effect as an original of the same.

RESOLVED FURTHER, that this Resolution may be executed in one or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

RESOLVED FURTHER, that the officers of this Corporation are hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolutions.

RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this Corporation.

2. OMNIBUS RESOLUTION.

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed in the name and on behalf of the Corporation, to take any and all actions reasonably necessary or appropriate to carry out the intent of the above resolutions, including the execution of documents, issuance of share certificates, warrants, debentures and making any filings with federal and state securities authorities as they deem necessary or appropriate, and that any and all actions taken by the officers in connection herewith are hereby ratified, confirmed, and approved.

CERTIFICATION

I hereby certify that the foregoing is a true and correct copy of a Resolution duly passed by the written consent of the Shareholders of Pleasant Kids, Inc., and that the said Resolution is now in full force and effect. That the undersigned, being Shareholders of the Corporation holding no less than a majority of the outstanding shares of the Corporation, hereby execute this Written Consent of Shareholders in Lieu of Meeting, with respect to the Shares owned by them or which they have the right to vote in favor of the adoption of this resolution, which number of shares is specified below their signature on the relevant signature page of this consent, and shall have the same force and effect as a Shareholder vote at a duly called meeting of the Shareholders and shall be filed with the minutes of proceedings of the Shareholders in the corporate records.

____

Robert Rico – 23,750,000 Shares of Series A Preferred Stock
5,000,000 Shares of Series B Preferred Stock

____
Dated: March 25, 2015

____

Calvin Lewis – 21,750,000 Shares of Series A Preferred Stock
5,000,000 Shares of Series B Preferred Stock

____
Dated: March 25, 2015